Exhibit 10.4
Execution Copy

SEPARATION, CONSULTING AND GENERAL RELEASE AGREEMENT

This Separation, Consulting and General Release Agreement (this “Agreement”) is made by and between Gregg Lowe (“Executive”) and Wolfspeed, Inc., previously known as Cree, Inc. (the “Company”) (jointly referred to as the “Parties”):

WHEREAS, the Company and Executive entered into a Change in Control Agreement, dated September 22, 2017 (the “Change in Control Agreement”) and a First Amendment to the Change in Control Agreement, dated May 4, 2018 (the “First Amendment”) (collectively the Change in Control Agreement and the First Amendment are referred to herein as the “Amended CIC Agreement”);

WHEREAS, the Company and Executive entered into an Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition, dated September 22, 2017, which was amended by the Amended CIC Control Agreement (as amended, the “Amended Confidentiality Agreement”);

WHEREAS, the Company and Executive entered into Restricted Stock Unit Award Agreements on August 1, 2021, August 1, 2022, August 1, 2023, and August 1, 2024 and Performance Share Award Agreements on August 1, 2022, August 1, 2023, and August 1, 2024 (collectively, the “Stock Agreements”);

WHEREAS, Executive has resigned from the positions of President and Chief Executive Officer and from the Board of Directors, effective November 18, 2024;

WHEREAS, Executive’s employment with the Company will terminate on November 30, 2024, and Executive is required to execute this Agreement as a condition of receiving any severance benefits under the Amended CIC Agreement;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Executive may have against the Company as defined herein, including, but not limited to, any and all claims arising out of, or related to, Executive’s employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1.Employment Termination. Executive’s employment with the Company will terminate effective on November 30, 2024 (the “Termination Date”). Executive shall be paid his full compensation and participate in full benefits through the Termination Date. Executive has resigned from the positions of President and Chief Executive Officer and as a director on the Company’s Board of Directors (the “Board”), effective November 18, 2024. As of the Termination Date, Executive will also resign any positions Executive may hold with third parties at the request of or on behalf of the Company. Executive agrees that he will promptly execute any document necessary to effect such resignations in a timely manner.

2.Separation Benefits.

(a)Severance Benefits. In consideration of the releases set forth herein and the other terms set forth herein, including without limitation the Consulting Arrangement set forth in Section 17 of this Agreement, and the other promises contained herein, and on the condition that Executive fully complies with his obligations under this Agreement, the Company agrees that:

i)Salary Continuation. The Company shall pay to Executive the sum of One Million Three Hundred Twelve Thousand Five Hundred Dollars ($1,312,500.00) (less all applicable withholdings), to be paid in equal installment payments in accordance with the Company’s regular payroll schedule over the eighteen (18) month period following the Termination Date, beginning on the first payroll date occurring in 2025, but no later than 60-days following the Termination Date, provided however, that that such payments will be subject to any 409A Delay Period required by Section 18 of this Agreement; provided further that the first installment may include make-up payments for any installments missed due to any delays under this Section 2(a)(i).

ii)Annual Incentive Award. Executive hereby agrees to irrevocably forego any payment of the annual incentive award described in Section 7(g)(ii) of the Amended CIC Agreement.

iii)COBRA Supplement. The Company shall make a lump sum payment to Executive that is equal to eighteen (18) multiplied by the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") premium applicable to the type of medical, dental and vision coverage in effect for Executive (e.g., family coverage vs. employee-only coverage) as of the Termination Date, subject to all applicable taxes and withholdings. Payment shall be made to Executive in a lump sum within two-and-a-half months following the Termination Date, subject to any 409A Delay Period required by Section 18 of this Agreement. Nothing in this Agreement constitutes a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health benefits and Executive bears full responsibility for applying for COBRA continuation coverage.

iv)Continued Vesting of Certain Equity. Conditioned upon Executive’s fulfillment of Executive’s obligations for consulting under the Consulting Arrangement set forth in Section 17 of this Agreement, to the extent requested by the Company, and continued compliance with all other terms of this Agreement through each applicable vesting date, and notwithstanding any provision in any applicable Stock Agreement to the contrary:

(1)any restricted stock units (“RSUs”) granted to Executive under the 2013 Long-Term Incentive Compensation Plan (the “2013 Plan”) and/or the 2023 Long-Term Incentive Compensation Plan (the “2023 Plan”) that are subject to time-based vesting requirements only that are unvested as of the Termination Date and would have vested within the eighteen (18) month period beginning on and immediately following the Termination Date (the “Post-Termination Vesting Period”) had Executive’s employment not terminated on the Termination Date, shall continue to vest and settle and pay out in accordance with the time-based vesting schedule that would have applied had Executive’s employment not terminated; and

(2)any unvested performance stock units (“PSUs”) granted to Executive under the 2013 Plan and/or the 2023 Plan prior to the Termination Date that would have vested within the Post-Termination Vesting Period had Executive’s employment not terminated on the Termination Date shall continue to vest during the Post-Termination Vesting Period in accordance with the terms of the award as if Executive’s employment had not terminated hereunder provided Executive complies with all of the terms of this Plan through each vesting date. PSUs that vest hereunder shall be paid out based upon actual performance in accordance with the terms of the 2013 Plan and/or the 2023 Plan, as applicable, and the applicable Stock Agreement, including prorating for the portion of time Executive provided services to the Company over the course of the applicable performance period and the Post-Termination Vesting Period as applicable.

Except as expressly provided in this Section 2(a)(iv), all RSUs and PSUs shall remain subject to the terms and conditions of such awards and the 2013 Plan or 2023 Plan, as applicable. For clarity and the avoidance of doubt, Executive acknowledges and agrees that all unvested RSUs or PSUs as of the Termination Date scheduled to vest after the Post-Termination Vesting Period shall be immediately and irrevocably forfeited as of the Termination Date. Executive agrees to promptly execute any documents necessary to permit the vesting of shares contemplated in this Section 2(a)(iv). For purposes of the continued vesting set forth in this Section 2(a)(iv), Executive’s service as a consultant during the Post Termination Vesting Period shall be deemed continued service under the Company’s equity plans, programs or agreements.

(b)Other Benefits. As of the Termination Date, Executive shall not be entitled to medical, dental, vision, life, disability, accidental death and dismemberment insurance benefits, or any other employee benefits, and shall not be an active participant in the Company’s 401(k) Plan (the “401(k) Plan”), or any other plan of any type. For the avoidance of doubt, Executive will not be eligible to contribute to his 401(k) plan from any payments received under this Agreement after the Termination Date, except for his regular salary paid through the Termination Date. Nothing in this Agreement, however, shall be deemed to limit Executive’s continuation coverage rights under COBRA or Executive’s vested rights, if any, under the 401(k) Plan or any rights under any other Company plan, and the terms of those plans shall govern.

(c)Sole Right to Severance. The severance benefits described in this Section 2 represent Executive’s sole entitlement to severance payments and benefits in connection with a termination of Executive’s employment, except for such payments and benefits to which Executive would be entitled as an employee of the Company in the absence of this Agreement; provided, however, that the severance benefits under this Agreement are in lieu of any other severance benefits that Executive would have been eligible to receive under the Amended CIC Agreement or under any Company plan, program, practice or policy, or any other agreement with the Company, including but not limited to the 2013 Plan and the 2023 Plan.

3.Confidentiality and Company Property.

(a)Amended Employee Agreement Regarding Confidential Information, Intellectual Property and Noncompetition. Executive is subject to the Amended Confidentiality Agreement. Pursuant to the amendment agreed upon in the Amended CIC Agreement, the Amended Confidentiality Agreement provides that the post-separation restrictive period set forth in Section 4(d) therein shall be extended until the end of the eighteen (18) month period following the Termination Date. In addition, in consideration of the benefits under this Agreement, and in light of Executive’s continuing role as a consultant following the Termination Date, Executive and the Company hereby further amend the Amended Confidentiality Agreement to provide that it shall continue to apply to Executive during the Consulting Term to the same extent as such provisions would apply if Executive was still employed. Executive shall continue to comply with the terms and conditions of the Amended Confidentiality Agreement, as such agreement was amended by the Amended CIC Agreement and by this Agreement, and Executive shall maintain the confidentiality of all of the Company’s confidential and proprietary information. Pursuant to Section 2(g)(2) of the Amended Confidentiality Agreement, as amended further herein, Executive and the Company have agreed upon the list of competitors set forth in Exhibit A to this Agreement.

Executive also shall return to the Company all of the Company’s property, including all confidential and proprietary information, and all documents and information that Executive obtained in connection with his employment with the Company, on or before twenty (20) business days following the Termination Date, with the following exceptions: (i) Executive may keep his Company-issued cell phone; (ii) Executive may temporarily retain possession of his Company-issued lap top in light of his obligations to provide Consulting services, subject to the Company’s request for Executive to return such laptop in its discretion; and (iii) any other material that Executive and Company agree that Executive should retain during the Consulting Term, subject to the Company requesting the return of such items before or at the end of the Consulting Term.

(b)Confidentiality of this Agreement. Executive agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Executive’s spouse, tax advisor, financial advisor, and/or an attorney with whom Executive chooses to consult regarding Executive’s consideration of this Agreement; provided however that the restriction in this Section 3(b) against Executive disclosing the existence or substance of this Agreement shall no longer apply if and to the extent the Company makes a copy of this Agreement publicly available in securities filings, but the other terms of this Section 3(b) shall continue to apply.

4.General Release of All Claims, Claims Not Released and Related Provisions.

(a)General Release of All Claims. Executive knowingly and voluntarily releases and forever discharges the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as "Releasees"), of and from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of, or claim under:

i)Title VII of the Civil Rights Act of 1964;

ii)Sections 1981 through 1988 of Title 42 of the United States Code;

iii)The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any ERISA benefit plan);

iv)The Immigration Reform and Control Act;

v)The Americans with Disabilities Act of 1990; including the Americans with Disabilities Act Amendments Act;

vi)The Age Discrimination in Employment Act of 1967 (“ADEA”);

vii)The Worker Adjustment and Retraining Notification Act;

viii)The Fair Credit Reporting Act;

ix)The Family and Medical Leave Act;

x)The Equal Pay Act; any and all applicable state labor and employment laws;

xi)any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law of any state relating to employment, including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, negligence, interference with contract; or any public policy, contract, tort, or common law; or

xii)any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matter.

(b)Claims Not Released. Executive is not waiving any rights Executive may have to: (a) Executive’s own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Termination Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; (e) enforce the terms of the Indemnification Agreement between Executive and the Company; (f) enforce his rights as an equity owner of the Company; and/or (g) challenge the validity of this Agreement as allowed under the ADEA.

(c)Governmental Agencies. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.

(d)Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in the Company or any other Releasee identified in this Agreement is a party.

5.Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of

1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that:

(a)Executive should consult with an attorney prior to executing this Agreement;

(b)Executive has up to twenty-one (21) days within which to consider this Agreement;

(c)Executive has seven (7) days following his execution of this Agreement to revoke this Agreement; to revoke this Agreement, a notice of revocation must be delivered to Margaret Chadwick within 7 days, at 4600 Silicon Drive, Durham, NC 27703.

(d)this ADEA waiver shall not be effective until the revocation period has expired; and

(e)nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

6.Acknowledgments and Affirmations.

(a)Executive affirms that Executive has not filed, caused to be filed, or presently is a party to any claim against the Company.

(b)Executive also affirms that Executive has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled. Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Executive further affirms that Executive has no known workplace injuries or occupational diseases. Executive also affirms that Executive has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Executive’s agreement(s) with the Company and/or common law.

(c)Executive further affirms that Executive is not aware of, nor has been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Executive affirms that, to the best of Executive’s knowledge, the Company has provided accurate and transparent financial information to its shareholders and the public and abided by all provisions of all applicable laws and regulations, including The Sarbanes-Oxley Act of 2002. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.

(d)Executive affirms that all of the Employer's decisions regarding Executive's pay and benefits through the date of Executive's execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

7.Non-Disparagement. Executive represents and warrants that since receiving this Agreement, Executive has not (i) made, and going forward will not make, disparaging, defaming or derogatory remarks about the Company or its products, services, business practices, directors, officers, managers or employees to anyone; nor (ii) taken, and going forward will not take, any action that may impair the relations between the Company and its vendors, customers, employees, or agents or that may be detrimental to or interfere with, the Company or its business. Executive understands and agrees that any breach of this provision will result in irreparable damage to the Company, justifying injunctive relief, as well as recovery of other damages. Executive agrees to direct any future employment reference requests to the Company’s human resources department, which will confirm only Executive’s former title and dates of employment with the Company.

8.Cooperation. Executive will cooperate with Releasees and their counsel in connection with any past, current, or future investigation, administrative or regulatory proceeding, or litigation relating to any matter in which Executive was involved or of which Executive has knowledge as a result of Executive’s employment with the any of the Releasees. Executive specifically agrees to make himself/herself available at reasonable times and places to assist the Releasees in the defense of any lawsuits or claims asserting claims against any Releasee, including providing truthful and accurate information and/or testimony. The Company agrees to reimburse Executive for any travel expenses associated with travel at the Company’s request pursuant to this Section.

9.Costs. The Parties shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with the preparation of this Agreement.

10.Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration as described in Sections 16 and 17 of the Amended CIC Agreement (but as adjusted to cover disputes under this Agreement).

11.Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state of North Carolina.

12.Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind. Executive agrees to not seek reemployment with the Company, because of, among other things, irreconcilable differences with the Company, unless expressly requested to do so in writing by a duly authorized Company officer.

13.Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

14.Entire Agreement. This Agreement, the Amended CIC Agreement, the Amended Confidentiality Agreement and the Stock Agreements represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Executive’s relationship with the Company.

15.Additional Notices. Notwithstanding anything herein to the contrary, under the federal defend trade secrets act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Nothing herein is intended, or should be construed, to affect the immunities created by the defend trade secrets act of 2016.

16.Permitted Disclosures and Obligations.

(a)Nothing in this Agreement, in the Amended Confidentiality Agreement, or in any other agreement between Executive and the Company, prohibits or restricts Executive (or Executive's attorney) from filing a charge or complaint with the Securities and Exchange Commission (SEC), or any other securities regulatory agency or authority, the Occupational Safety and Health Administration (OSHA), any other self-regulatory organization, the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), or any other federal or state regulatory authority ("Government Agencies"). Executive further understands that this Agreement does not limit Executive 's ability to communicate with any securities regulatory agency or authority or any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or Government Agency in connection with reporting a possible securities law violation without notice to the Company. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agency or the SEC staff or any other securities regulatory agency or authority.

(b)The provisions set forth in this Agreement are consistent with and do not supersede, conflict with, or otherwise alter the employee obligations, rights, or liabilities created by existing statute or Executive order relating to (1) classified information, (2) communications to Congress, (3) the reporting to an Inspector General of a violation of any law, rule, or regulation, or mismanagement, a gross waste of funds, an abuse of authority, or a substantial and specific danger to public health or safety, or (4) any other whistleblower protection. The definitions, requirements, obligations, rights, sanctions, and liabilities created by controlling Executive orders and statutory provisions are incorporated into this agreement and are controlling. The limitations in this or any other applicable Policy shall not contravene requirements applicable to Standard Form 312, Form 4414, or any other form issued by a Federal department or agency governing the nondisclosure of classified information.

17.Consulting Term and Nature of Services. As a condition of receiving the severance benefits set forth in Section 2 of this Agreement, beginning immediately following the Termination Date and continuing until a date eighteen (18) months later (the “Consulting Term”), Executive shall serve as a special consultant to the Company, and will report to and perform such reasonable duties, consistent with his previous position, assigned by the Company’s Chairman of the Board of Directors (the “Board Chair”) or the then Chief Executive Officer (the “CEO”) or his or her designee (hereafter, the “Consulting Arrangement”). Executive shall be available to provide services as a Consultant at such times and in such amounts, as requested by the Board Chair or CEO and/or as necessary; provided that such services shall not exceed 10% of Executive’s average amount of work time during the eighteen (18) month period prior to the Termination Date, in order to ensure that Executive’s separation from employment with the Company is considered a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code.

(a)Compensation for Consulting Services. For the Consulting Term, the severance benefits set forth in Section 2(a) of this Agreement shall be deemed full compensation for the delivery of services by Executive, regardless of the number of hours spent by Executive on such consulting services. Executive shall not be asked to provide more than ten (10) hours of consulting services on average per month during such period.

(b)Independent Contractor Status. The parties hereby acknowledge and agree that Executive’s provision of services under the Consulting Arrangement shall be provided strictly as an independent contractor. Nothing in this Agreement shall be construed to render Executive an employee, co-venturer, agent, or other representative of the Company during the Consulting Term. Executive understands that he must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes. The Company shall not be responsible for, and shall not obtain, worker’s compensation, disability benefits insurance, or unemployment security insurance coverage for Executive. Executive is not eligible for, nor entitled to, and shall not participate in, any of the Company’s benefit plans. Consistent with Executive’s duties and obligations under this Consulting Arrangement, Executive shall, at all times, maintain sole and exclusive control over the manner and method by which Executive performs services.

(c)Early Termination of Consulting Term. The Company may terminate the Consulting Term early if Executive has engaged in any of the following conduct: (i) Executive’s breach of Executive’s obligations under the Amended CIC Agreement, the Amended Confidentiality Agreement, or the Stock Agreements; (ii) willful inattention to or misconduct in the performance of consulting services; or (iii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment.

18.Section 409A Payment Provisions; Possible Payment Delay in Event Executive is a Specified Employee. The parties intend that no payments or benefits hereunder shall constitute non-qualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with such intention. In addition, the parties intend that any payment qualifying for a Section 409A exemption be treated as such to the maximum extent permitted by law. For purposes of Section 409A, each installment payment of severance benefits and any other payment made as part of a series of installment payments hereunder shall be considered a separate and distinct payment; all payments specified in Sections 2(a) above made through the date that is 2-½ months following the later of the last day of the calendar year containing the

Termination Date and the last day of the Company’s fiscal year containing the Termination Date (the “Short-Term Deferral Deadline”) are intended to be exempt from Section 409A under the short-term deferral rule; all such payments made after the Short Term Deferral Deadline are intended to be exempt from Section 409A under the severance pay exemption specified in Treasury Regulation §1.409A- 1(b)(9)(iii) (the “Severance Pay Exemption”); in the event that Executive is a Specified Employee on the Termination Date, all such payments made after the Short Term Deferral Deadline that exceed the limits of the Severance Pay Exemption, and that would be paid earlier than the Six-Month Delay Payment Date will be delayed until the Six-Month Delay Payment Date to the extent required to satisfy Subsection 409A(a)(2)(B)(i) of the Code; on that date, the Company will pay Executive a lump sum consisting of all payments that would have been paid to Executive prior to the Six-Month Delay Payment Date had Executive not been a Specified Employee, increased for interest at the short-term Federal rate in effect on the Termination Date for the period beginning on the date each component of such lump sum would have been paid had Executive not been a Specified Employee and ending on the Six-Month Delay Payment Date; however, if Executive dies after the Termination Date but before such lump sum payment is made, it will be paid to Executive’s estate without regard to any six-month delay that otherwise applies to Specified Employees.

19.Other Taxes. Executive shall have sole responsibility for the payment of any and all income taxes and/or excise taxes arising from or due on account of any payment made or benefit provided by the Company under this Agreement.

20.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Agreement by signing any such counterpart.

21.Waiver of Breach. A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement.

22.Clawback Provisions. Notwithstanding any other provisions in this Agreement or in any other agreement between Executive and the Company, to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement, the Amended CIC Agreement, or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

[Signatures on the following page]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

WOLFSPEED, INC.

By:    /s/ Margaret Chadwick, SVP and Chief Human Resources Officer
Date: December 16, 2024

GREGG LOWE

/s/ Gregg Lowe
Date: December 13, 2024